Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

Reference is made to the Amended and Restated Employment Agreement between Bed Bath & Beyond Inc. (the “Company”) and Leonard Feinstein (the “Executive”), dated as of December 31, 2008, as amended as of June 29, 2010 and August 13, 2010 (the “Employment Agreement”).  The Employment Agreement is now amended as of March 1, 2014 as follows:

1.	Section 2 of the Employment Agreement is hereby amended to read as follows:

“Term of Employment.  The Executive’s employment under this agreement shall continue until the earlier of (a) February 25, 2017 (as that date may be extended from time to time by mutual agreement of the parties) (the “Final Date”) or (b) the termination of his employment in accordance with this agreement.”

2.	The first paragraph of Section 3 of the Employment Agreement is hereby amended to read as follows:

“Notwithstanding anything to the contrary in sections 1 and 2, at any time during the Executive’s employment under this agreement and before the Final Date, the Executive may, at his option, upon written notice given to the Company, elect to terminate his positions, duties and responsibilities under section 1 effective 10 days after such written notice is first given, and during the period (the “Senior Status Period”) commencing 10 days after the giving of such written notice and continuing until the earlier of (a) the tenth  anniversary of the termination of his positions, duties and responsibilities under section 1, or (b) the termination of the Executive’s employment in accordance with this agreement, provide consulting (but not line executive) services to the Company as an employee.  If the Executive shall not have exercised this option on or before the 10th day before the Final Date, the Executive shall be deemed to have exercised this option on such date.”

3.	The last sentence of Section 3 of the Employment Agreement is deleted in its entirety.

4.	Section 5(a) of the Employment Agreement is hereby amended to add the following sentence to the end thereof:

“The Company shall continue to provide the Executive with an office at the Executive’s current office location or at a location reasonably specified by the Executive (which need not be where the Company’s offices are located), secretary, car and driver, which during the Senior Status Period shall be on a basis comparable to what is currently provided to the Executive prior to the Senior Status Period.”

5.	Section 7(d)(i)(B) of the Employment Agreement is hereby amended to read as follows:

“(B)  the failure to elect or reelect the Executive to any of the officer or director positions referred to in section 1(a) or removal of him from any such positions;”

6.	Section 7(d)(i)(C) of the Employment Agreement is hereby amended to read as follows:

“(C)  a material diminution in the Executive’s duties or the assignment to the Executive of duties materially inconsistent with his duties or that materially impairs the Executive’s ability to function as the co-chairman or chairman of the Company;”

7.	Section 7(d)(i)(D) of the Employment Agreement is hereby amended to read as follows:

“(D)  the relocation of the Company’s principal office to a location more than twenty-five (25) miles from its current location or the relocation of the Executive’s own office provided to him by the Company;”

8.	The first sentence of Section 7(e) of the Employment Agreement is amended to read as follows:

“(e)  In the event of a termination of employment by the Executive on his own initiative other than a termination otherwise provided for in this section 7 or section 8(b), the Executive shall have the same entitlements as provided in section 7(c)(iii) for a termination for Cause, but shall be entitled to the supplemental pension described in section 5(b).”

9.	Section 8(b) of the Employment Agreement is amended to read as follows:

“(b)  In the event the Company terminates the Executive’s employment without Cause , other than pursuant to section 7(a) or (b), or in the event there is a Constructive Termination Without Cause, in each case, on a Change in Control or within the two year period following a Change in Control, in lieu of any other amounts otherwise payable to the Executive under section 7, the Executive shall be entitled to receive (i) an amount equal to (A) the product of (x) the Executive Salary then in effect, and (y) three (3), if the written notice is given before the Senior Status Period, or (B) the product of (x) one half of his Senior Status Salary, and (y) the number of years (including fractions), if any, remaining in the Senior Status Period, if the written notice is given during the Senior Status Period , and (ii) pursuant to section 7(f) and in accordance with terms thereof, he shall be afforded continued participation in all medical, dental, hospitalization and life insurance coverage and in other employee benefit plans or programs in which he was participating on the date of the termination of his employment.  Amounts payable under (i)(A) above shall be paid in equal installments over a period of three (3) years at such times and in accordance with normal payroll, and amounts payable under (i)(B) above shall be paid in equal installments over the remainder of the Senior Status Period at such times and in accordance with normal payroll, in each case subject to Section 21(c).”

10.	A new Section 23 shall be added to the Employment Agreement to read as follows:

“23.  Legal Fees.  In the event of any dispute or controversy relating to or arising under this agreement, in the event the Executive substantially prevails in any such dispute or controversy, the Company shall reimburse the Executive for all reasonable legal fees and expenses incurred by the Executive in enforcing his rights.”

Except as aforesaid, the Employment Agreement shall remain in full force and effect and unchanged.

BED BATH & BEYOND INC.

By:	/s/ Steven H. Temares
Name: Steven H. Temares
Title: Chief Executive Officer

/s/ Leonard Feinstein
Leonard Feinstein